SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                                  GenTek, Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    37245X203
                                 (CUSIP Number)

                                 August 7, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 of 13
CUSIP No. 37245X203
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Venor Capital Master Fund Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 3 of 13
CUSIP No. 37245X203
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Venor Capital Management LP
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             471,506 Common Shares and 20,000 Warrants exercisable
             into 64,550 Common Shares
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 4 of 13
CUSIP No. 37245X203
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Venor Capital Management GP LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             471,506 Common Shares and 20,000 Warrants exercisable
             into 64,550 Common Shares
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          OO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 of 13
CUSIP No. 37245X203
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Jeffrey Bersh
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             471,506 Common Shares and 20,000 Warrants exercisable
             into 64,550 Common Shares
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 6 of 13
CUSIP No. 37245X203
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Michael Wartell
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    471,506 Common Shares and 20,000 Warrants exercisable
                    into 64,550 Common Shares
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             471,506 Common Shares and 20,000 Warrants exercisable
             into 64,550 Common Shares
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 7 of 13
CUSIP No. 37245X203

ITEM 1(a).  NAME OF ISSUER:
            GentTek, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            90 East Halsey Road, Parsippany, NJ 07054.

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) Venor Capital Master Fund Ltd. ("Venor Capital Master Fund"), a Cayman Islands company, with respect to shares directly owned by it.

          (ii) Venor Capital Management LP("Venor Capital Management"), a Delaware limited partnership, as investment advisor to Venor Capital Master Fund, with respect to the Shares reported in this Schedule 13G held by certain investment funds managed by Venor Capital Management (the "Accounts").

          (iii) Venor Capital Management GP LLC ("Venor Capital Management GP") a Delaware limited liability company, as general partner to Venor Capital Management with respect to the Shares reported in this Schedule 13G held by the Accounts.

          (iv) Jeffrey Bersh, as a managing member of Venor Capital Management GP, with respect to the Shares reported in this
                  Schedule 13G held by the Accounts.

          (v) Michael Wartell, as a managing member of Venor Capital Management GP, with respect to the Shares reported in this
                  Schedule 13G held by the Accounts.

          The citizenship of Venor Capital Master Fund, Venor Capital Management and Venor Capital Management GP is set forth above. Jeffrey Bersh and Michael Wartell are United States citizens.

          The address of the principal business office of each of the Reporting Persons other than Venor Capital Master Fund Ltd. is 7 Times Square, New York, NY 10036. The address of the principal business office of Venor Capital Master Fund is c/o International Fund Services (Ireland) Limited, Bishop's Square, 3rd Floor, Redmond's Hill, Dublin 2, Ireland.

Schedule 13G                                                     PAGE 8 of 13
CUSIP No. 37245X203

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:      37245X203

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act;

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                   1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g) [ ]  Parent Holding Company, in accordance with Rule 13d-
                   1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940; or

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G                                                     PAGE 9 of 13
CUSIP No. 37245X203

ITEM 4.   OWNERSHIP.

           Venor Capital Management serves as principal investment manager to investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Venor Capital Management GP is the general partner. As such, it may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Jeffrey Bersh is a managing member of Venor Capital Management GP. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G. Mr. Michael Wartell is a managing member of Venor Capital Management GP. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

           Each of the Reporting Persons hereby, except for Venor Capital Master Fund, disclaims any beneficial ownership of any such Shares.

      A.  Venor Capital Master Fund
         (a) Amount beneficially owned: 471,506 Common Shares and 20
                  Warrants exercisable into 64,550 Common Shares
         (b) Percent of class: 5.1%
             (All percentages herein are based on 10,394,341 shares of Common Stock reported to be outstanding as of March 31, 2007 as reported in the Company's 10-Q filed on May 15, 2007 plus 64,550 shares of Common Stock if the 20,000 Warrants are exercised).
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                              0
                  (ii)   shared power to vote or to direct the vote
                              471,506 Common Shares and 20,000 Warrants
                              exercisable into 64,550 Common Shares
                  (iii)  sole power to dispose or to direct the disposition
                              0
                  (iv)   shared power to dispose or to direct the disposition
                              471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

      B.  Venor Capital Management
         (a) Amount beneficially owned: 471,506 Common Shares and 20
                  Warrants exercisable into 64,550 Common Shares
         (b) Percent of class: 5.1%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                              0
                  (ii)   shared power to vote or to direct the vote
                              471,506 Common Shares and 20,000 Warrants
                              exercisable into 64,550 Common Shares
                  (iii)  sole power to dispose or to direct the disposition
                              0
                  (iv)   shared power to dispose or to direct the disposition
                              471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

Schedule 13G                                                     PAGE 10 of 13
CUSIP No. 37245X203

      C.  Venor Capital Management GP
         (a) Amount beneficially owned: 471,506 Common Shares and 20
                  Warrants exercisable into 64,550 Common Shares
         (b) Percent of class: 5.1%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                              0
                  (ii)   shared power to vote or to direct the vote
                              471,506 Common Shares and 20,000 Warrants
                              exercisable into 64,550 Common Shares
                  (iii)  sole power to dispose or to direct the disposition
                              0
                  (iv)   shared power to dispose or to direct the disposition
                              471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

      D.  Jeffrey Bersh
         (a) Amount beneficially owned: 471,506 Common Shares and 20
                  Warrants exercisable into 64,550 Common Shares
         (b) Percent of class: 5.1%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                              0
                  (ii)   shared power to vote or to direct the vote
                              471,506 Common Shares and 20,000 Warrants
                              exercisable into 64,550 Common Shares
                  (iii)  sole power to dispose or to direct the disposition
                              0
                  (iv)   shared power to dispose or to direct the disposition
                              471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

      E.  Michael Wartell
         (a) Amount beneficially owned: 471,506 Common Shares and 20
                  Warrants exercisable into 64,550 Common Shares
         (b) Percent of class: 5.1%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                              0
                  (ii)   shared power to vote or to direct the vote
                              471,506 Common Shares and 20,000 Warrants
                              exercisable into 64,550 Common Shares
                  (iii)  sole power to dispose or to direct the disposition
                              0
                  (iv)   shared power to dispose or to direct the disposition
                              471,506 Common Shares and 20,000 Warrants exercisable into 64,550 Common Shares

Schedule 13G                                                     PAGE 11 of 13
CUSIP No. 37245X203

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                     PAGE 12 of 13
CUSIP No. 37245X203

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  August 17, 2007             /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Master Fund, Ltd.
                                    By: Jeffrey Bersh as Director


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Management, LP
                                    By: Venor Capital Management GP LLC as
                                        general partner
                                    By: Jeffrey Bersh as Managing Member


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Management GP LLC
                                    By: Jeffrey Bersh as Managing Member


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Jeffrey Bersh


                                    /s/ Michael Wartell
                                    -----------------------------------
                                    Michael Wartell

Schedule 13G                                                     PAGE 13 of 13
CUSIP No. 37245X203



                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  August 17, 2007

                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Master Fund, Ltd.
                                    By: Jeffrey Bersh as Director


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Management, LP
                                    By: Venor Capital Management GP LLC as
                                        general partner
                                    By: Jeffrey Bersh as Managing Member


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Venor Capital Management GP LLC
                                    By: Jeffrey Bersh as Managing Member


                                    /s/ Jeffrey Bersh
                                    -----------------------------------
                                    Jeffrey Bersh


                                    /s/ Michael Wartell
                                    -----------------------------------
                                    Michael Wartell